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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. _______)*

                      Valor Communications Group, Inc.
   ----------------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
   ----------------------------------------------------------------------
                       (Title of Class of Securities)

                                 9020255106
          --------------------------------------------------------
                               (CUSIP Number)

                              February 14, 2005
   ----------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      / /   Rule 13d-l(b)
      /x/   Rule 13d-l(c)
      / /   Rule 13d-l(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                   Page 1
                                 of 11 Pages

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                                SCHEDULE 13G

CUSIP NO. 9020255106                                     Page 2 of 11 Pages

--------------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Citicorp Venture Capital Ltd.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) /   /
                                                                      (b) / X /
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION                        New York
--------------------------------------------------------------------------------
        NUMBER OF         (5)   SOLE VOTING POWER                             0

         SHARES
--------------------------------------------------------------------------------
      BENEFICIALLY        (6)   SHARED VOTING POWER                  5,278,822*

        OWNED BY
--------------------------------------------------------------------------------
          EACH            (7)   SOLE DISPOSITIVE POWER                        0

        REPORTING
--------------------------------------------------------------------------------
         PERSON           (8)   SHARED DISPOSITIVE POWER             5,278,822*

          WITH:
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   5,278,822*
--------------------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES SEE
      INSTRUCTIONS)     /   /
--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)       7.5%*
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                       OO
--------------------------------------------------------------------------------
   * Includes (i) 4,486,999 shares of common stock directly beneficially owned by Citicorp Venture Capital Ltd. ("CVC") and (ii) 791,823 shares of common stock directly beneficially owned by an affiliate of CVC for which CVC disclaims beneficial ownership.

                                SCHEDULE 13G

CUSIP NO. 9020255106                                     Page 3 of 11 Pages

--------------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Citibank, N.A.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) /   /
                                                                      (b) / X /
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION                        Delaware
--------------------------------------------------------------------------------
        NUMBER OF         (5)   SOLE VOTING POWER                             0

         SHARES
--------------------------------------------------------------------------------
      BENEFICIALLY        (6)   SHARED VOTING POWER                  5,278,822*

        OWNED BY
--------------------------------------------------------------------------------
          EACH            (7)   SOLE DISPOSITIVE POWER                        0

        REPORTING
--------------------------------------------------------------------------------
         PERSON           (8)   SHARED DISPOSITIVE POWER             5,278,822*

          WITH:
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   5,278,822*
--------------------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES SEE
      INSTRUCTIONS)     / X /
--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      7.5% *
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                       BK
--------------------------------------------------------------------------------
    * Includes (i) 4,486,999 shares of common stock directly beneficially owned by CVC and (ii) 791,823 shares of common stock directly beneficially owned by an affiliate of CVC for which Citibank, N.A. disclaims beneficial ownership.





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                                SCHEDULE 13G

CUSIP NO. 9020255106                                     Page 4 of 11 Pages

--------------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Citicorp
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) /   /
                                                                      (b) / X /
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION                        Delaware
--------------------------------------------------------------------------------
        NUMBER OF         (5)   SOLE VOTING POWER                             0

         SHARES
--------------------------------------------------------------------------------
      BENEFICIALLY        (6)   SHARED VOTING POWER                  5,625,011*

        OWNED BY
--------------------------------------------------------------------------------
          EACH            (7)   SOLE DISPOSITIVE POWER                        0

        REPORTING
--------------------------------------------------------------------------------
         PERSON           (8)   SHARED DISPOSITIVE POWER             5,625,011*

          WITH:
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   5,625,011*
--------------------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES SEE
      INSTRUCTIONS)     / X /
--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)       7.9% *
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                       HC
--------------------------------------------------------------------------------
   * Includes (i) 4,486,999 shares of common stock directly beneficially owned by CVC, (ii) 791,823 shares of common stock directly beneficially owned by an affiliate of CVC for which Citicorp disclaims beneficial ownership and
(iii) 346,189 shares of common stock directly beneficially owned by an affiliate of Citicorp for which Citicorp disclaims beneficial ownership.

                                SCHEDULE 13G

CUSIP NO. 9020255106                                     Page 5 of 11 Pages

--------------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Citigroup Holdings Company
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE       INSTRUCTIONS)

                                                                      (a) /   /
                                                                      (b) / X /
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION                        Delaware
--------------------------------------------------------------------------------
        NUMBER OF         (5)   SOLE VOTING POWER                             0

         SHARES
--------------------------------------------------------------------------------
      BENEFICIALLY        (6)   SHARED VOTING POWER                  5,625,011*

        OWNED BY
--------------------------------------------------------------------------------
          EACH            (7)   SOLE DISPOSITIVE POWER                        0

        REPORTING
--------------------------------------------------------------------------------
         PERSON           (8)   SHARED DISPOSITIVE POWER             5,625,011*

          WITH:
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   5,625,011*
--------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES SEE INSTRUCTIONS) / X /
--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)       7.9%*
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                       HC
--------------------------------------------------------------------------------
   * Includes (i) 4,486,999 shares of common stock directly beneficially owned by CVC, (ii) 791,823 shares of common stock directly beneficially owned by an affiliate of CVC for which Citigroup Holdings Company ("Citigroup Holdings") disclaims beneficial ownership and (iii) 346,189 shares of common stock directly beneficially owned by an affiliate of Citicorp for which Citigroup Holdings disclaims beneficial ownership.

                                SCHEDULE 13G

CUSIP NO. 9020255106                                     Page 6 of 11 Pages

--------------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Citigroup Inc.
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) /   /
                                                                      (b) / X /
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION                        Delaware
--------------------------------------------------------------------------------
        NUMBER OF         (5)   SOLE VOTING POWER                             0

         SHARES
--------------------------------------------------------------------------------
      BENEFICIALLY        (6)   SHARED VOTING POWER                  5,625,011*

        OWNED BY
--------------------------------------------------------------------------------
          EACH            (7)   SOLE DISPOSITIVE POWER                        0

        REPORTING
--------------------------------------------------------------------------------
         PERSON           (8)   SHARED DISPOSITIVE POWER              5,625,011*

          WITH:
--------------------------------------------------------------------------------
(9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  5,625,011*

--------------------------------------------------------------------------------
(10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES SEE
      INSTRUCTIONS)     / X /
--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)       7.9% *
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                       HC
--------------------------------------------------------------------------------
   * Includes (i) 4,486,999 shares of common stock directly beneficially owned by CVC, (ii) 791,823 shares of common stock directly beneficially owned by an affiliate of CVC for which Citigroup disclaims beneficial ownership and
(iii) 346,189 shares of common stock directly beneficially owned by an affiliate of Citicorp for which Citigroup Inc. disclaims beneficial ownership.

Item 1(a).     Name of Issuer:

               Valor Communications Group, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices:

               201 E. John Carpenter Freeway, Suite 200
               Irving, Texas 75062

Item 2(a).     Name of Person Filing:

               Citicorp Venture Capital Ltd. ("CVC"), Citibank, N.A. ("Citibank"), Citicorp, Citigroup Holdings Company
               ("Citigroup Holdings") and Citigroup Inc. ("Citigroup")

Item 2(b).     Address of Principal Office or, if none, Residence:

               The address of the principal office of Citigroup Holdings is:

               One Rodney Square
               Wilmington, DE 19801

               The address of the principal office of CVC, Citibank, Citicorp and Citigroup is:

               399 Park Avenue
               New York, NY 10043

Item 2(c).     Citizenship or Place of Organization:

               CVC is a New York Corporation.

               Citibank is a National Banking Association

               Citicorp, Citigroup Holdings and Citigroup are
               Delaware corporations.

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               9020255106

                                   Page 7
                                 of 11 Pages

Item 3. If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is a(n):

              (a)   [ ]   Broker or dealer registered under Section 15 of the
                          Act (15 U.S.C. 780);

              (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act 15
                          U.S.C.78c);

              (c)   [ ]   Insurance company as defined in Section 3(a)(19) of
                          the Act (15 U.S.C. 78c);

              (d)   [ ]   Investment company registered under Section 8 of
                          the Investment Company Act of 1940 (15 U.S.C. 80a-8);

              (e)   [ ]   Investment adviser in accordance with Section
                          240.13d-1(b)(1)(ii)(E);

              (f)   [ ]   Employee benefit plan or endowment fund in
                          accordance with Section 240.13d-1(b)(1)(ii)(F);

              (g)   [ ]   Parent holding company or control person in
                          accordance with Section 240.13d-1(b)(1)(ii)(G);

              (h)   [ ]   Savings association as defined in Section 3(b) of
                          the Federal Deposit Insurance Act (12 U.S.C. 1813);

              (i)   [ ]   Church plan that is excluded from the definition of
                          an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

              (j)   [ ]   Group, in accordance with Section
                          240.13d-1(b)(1)(ii)(J).

                                   Page 8
                                 of 11 Pages

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Item 4.       Ownership. (as of February 14, 2005)

              (a)   Amount beneficially owned: See item 9 of cover pages.

              (b)   Percent of class: See item 11 of cover pages

              (c)   Number of shares as to which the person has:

                    (i)   Sole power to vote or to direct the vote:

                    (ii)  Shared power to vote or to direct the vote:

                    (iii) Sole power to dispose or to direct the disposition
                          of:

                    (iv) Shared power to dispose or to direct the disposition of:

              See Items 5-8 of cover pages

Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.       Ownership of More Than Five Percent on Behalf of Another Person.

              Not applicable.


                                   Page 9
                                 of 11 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              Citibank is the sole stockholder of CVC.
              Citicorp is the sole stockholder of Citibank.
              Citigroup Holdings is the sole stockholder of Citicorp. Citigroup is the sole stockholder of Citigroup Holdings.

Item 8.       Identification and Classification of Members of the Group.

              Not Applicable.

Item 9.       Notice of Dissolution of Group.

              Not Applicable.

Item 10.    Certification.

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   Page 10
                                 of 11 Pages

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                                 SIGNATURE.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 24, 2005

                                      CITICORP VENTURE CAPITAL LTD.


                                      By: /s/ Anthony P. Mirra
                                      ------------------------------------
                                      Name:  Anthony P. Mirra
                                      Title: Vice President and Assistant
                                             Secretary

                                      CITIBANK, N.A.


                                      By: /s/ Serena D. Moe
                                      ------------------------------------
                                      Name:  Serena D. Moe
                                      Title: Assistant Secretary

                                      CITICORP


                                      By: /s/ Serena D. Moe
                                      ------------------------------------
                                      Name:  Serena D. Moe
                                      Title: Assistant Secretary

                                      CITIGROUP HOLDINGS COMPANY


                                      By: /s/ Serena D. Moe
                                      ------------------------------------
                                      Name:  Serena D. Moe
                                      Title: Assistant Secretary

                                      CITIGROUP INC.


                                      By: /s/ Serena D. Moe
                                      ------------------------------------
                                      Name:  Serena D. Moe
                                      Title: Assistant Secretary


                                   Page 11
                                 of 11 Pages

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                        EXHIBIT INDEX TO SCHEDULE 13G

                        -----------------------------

EXHIBIT 1

---------

Agreement among CVC, Citibank, Citicorp, Citigroup
Holdings and Citigroup as to joint filing of Schedule 13G